Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Nos. 333-192635, 333-216365, 333-236607, 333-266498, and 333-272695) on Form S-8 and the Registration Statement (Nos. 333-213700 and 333-270030) on Form S-3 of Xencor, Inc. of our reports dated February 28, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Xencor, Inc. and its subsidiary, appearing in this Annual Report on Form 10-K of Xencor, Inc. for the year ended December 31, 2023.

/s/ RSM US LLP

Los Angeles, California
February 28, 2024